Exhibit 10.35.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Technology Transfer, Technical Cooperation
and License Agreement

by and between

Curetis GmbH
with its registered seat in Max-Eyth-Str.42, 71088 Holzgerlingen, Germany

- hereinafter referred to as “Acquirer” -

and

Siemens Technology Accelerator GmbH
with its registered seat in Munich, Federal Republic of Germany

- hereinafter referred to as “Siemens” -

- Acquirer and Siemens hereinafter collectively referred to as “Parties”
and individually referred to as “Party”

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Preamble

WHEREAS, Siemens and some of its Affiliates have long-standing activities in the field of molecular diagnostics and microbiology;

WHEREAS, Acquirer wishes to have transferred and licensed from Siemens certain Siemens’ patents, fixed assets, documentation and know-how for molecular approaches to microbial resistance and susceptibility assessment, hereinafter referred to as GEAR-asset;

WHEREAS, Siemens is willing to transfer and grant the desired rights and licenses to Acquirer.

NOW THEREFORE, the Parties agree as follows:

Article 1 - Definitions

For the purpose of this Agreement, the terms set forth in this Article 1, when employed in capital letters, either in the singular or plural form, are defined to mean the following:

1.1	“Acquirer’s Developments” shall mean any improvements, developments and/or modifications, which are created, developed and/or otherwise acquired by Acquirer during the Term of this Agreement and which are based on, modify, improve upon, incorporate or are derived from the Licensed IP and/or Transferred Patents.
1.2	“Affiliate” shall mean a corporation, company or other entity now or hereafter, directly or indirectly, owned or controlled by, or owning or controlling, or under common control with Siemens or Acquirer respectively, but such corporation, company or other entity shall be deemed to be an Affiliate only so long as such ownership or control exists. For purposes of this definition “control” of a corporation, company or other entity shall mean
(i)	to have more than fifty percent (50%) of the voting rights or outstanding shares or securities representing the right to vote for either the election of the board of directors or a similar managing authority, or a supervisory board, or
(ii)	if there are no outstanding shares or securities as may be the case in a partnership, joint venture or unincorporated association, to have more than fifty percent (50%) of the ownership interest representing the right to make decisions for such entity.
1.3	“Agreement” shall mean this Technology Transfer, Technical Cooperation and License Agreement including all Annexes and any matters specifically incorporated herein by reference and made a part hereof.
1.4	“Best Knowledge of Siemens” shall mean the actual knowledge of Susanne Schmolke, Andreas Posch, Holger Quast and Patrick Froese on the Effective Date.
1.5	“Best IP Knowledge of Siemens” shall mean the actual knowledge of Achim Bankamp, Abhishek Tewary, Holger Quast and Patrick Froese on the Effective Date.
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

1.6	“Business Day” shall mean the day on which the banks are open for operations in Munich, Germany.
1.7	“Confidential Information” shall mean any information, including without limitation, any kind of business, commercial or technical information and data disclosed between the Parties and that information received by one Party from an Affiliate of the other Party in connection with this Agreement, irrespective of the medium in which such information is embedded, which is - when disclosed in tangible form or via electronic communication, including internet based provision of information - marked “Confidential” by the disclosing Party or which is - when disclosed orally or visually - identified as such prior to disclosure and summarized in writing by the disclosing Party and said summary is given to the receiving Party within thirty (30) days after such disclosure marked “Confidential” (in case of disagreement, the receiving Party must present its objections to the summary in writing within thirty (30) days of receipt) and all other information which due to its character and nature, a reasonable person under like circumstances would treat as confidential. Confidential Information shall include any copies or abstracts made thereof as well as any apparatus, modules, samples, prototypes or parts thereof. Documentation and Licensed Know-How shall in any event qualify as Confidential Information.
1.8	“Contract Field” shall mean the scope of application further described in Annex 1.
1.9	“Documentation” shall mean the Licensed Know How in recorded form (e.g. print, electronic format) such as data bases, user manuals, technical specifications, construction documents, drawings, work plans, layouts and process descriptions as (i) exclusively owned by Siemens and (ii) Siemens is entitled to dispose of, and (iii) exhaustively listed in Annex 2.
1.10	“Effective Date” shall mean the date this Agreement enters into force as per Section 11.1.
1.11	“Final Handover Certificate” shall have the meaning assigned to such term in Section 4.3.
1.12	“GEAR” shall mean the Genetic Antibiotic Resistance and Susceptibility Database with relevance for molecular approaches to microbial resistance and susceptibility assessment as described in Annex 3.
1.13	“GEAR Marker shall mean one specific Marker which is explicitly mentioned in or can be directly derived from the Licensed IP, Transferred Assets, and or Transferred Patents and which has not been described in or mentioned in any prior scientific literature or other publicly available communication in the context of or in connection with antibiotic resistance prior to the Effective Date which would reasonably be viewed as prior art by a person skilled in the art (e.g. using PubMed).
1.14	“Licensed Know How” shall mean all technical information as further described in Annex 3 which (i) is exclusively owned by Siemens, (ii) is released for commercial application by Siemens and (iii) Siemens is entitled to dispose of.
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

1.15	“Licensed Diagnostics Products” shall mean any product or service which includes at least one GEAR Marker.
1.16	“Licensed IP” shall mean Licensed Know How.
1.17	“Licensed Products” shall mean Licensed Product Gear Pipeline and Licensed Diagnostics Products.
1.18	“Licensed Product Gear Pipeline” shall mean any product or service which is not a Licensed Diagnostics Product and which includes or uses any part of the Licensed IP, Transferred Assets, and or Transferred Patents.
1.19	“Marker” shall mean a nucleic acid sequence variation (for example a point mutation, insertion, deletion, a structural variant or a gene) of a pathogen, which has a relation to the pathogen’s resistance or susceptibility to an antibiotic drug.
1.20	“Net Proceeds” shall mean the amounts actually received by Acquirer (e.g. royalties, lump sum payments and other compensations) for sublicensing less external transaction costs that can be directly attributed to the royalty income (e.g. attorney fees for license agreement).
1.21	“Net Selling Price” shall mean the Selling Price for each Licensed Products subject to the terms (including services) in the form in which it is Sold, whether or not assembled without excluding therefrom any components or sub-assemblies thereof which are included in such Licensed Products and less the following deductions incurred in the ordinary course of business: (a) credits for returns with respect to the specific invoiced amount, (b) volume discounts that are actually granted and reflected in the invoice but not accounted for directly in the gross amount invoiced, (c) the amount of any sales tax or other taxes and any import duties that are assessed directly on the sale or import of the Licensed Product that are not refunded and which are included within the gross amount invoiced, (d) all shipping and handling costs included within the gross amount invoiced and (e) a fair value of instrumentation platform required for application of Licensed Product included in the amount invoiced in so called “Reagent Rental” contracts, as agreed upon by the Parties in good faith, however in any case the reductions as per lit. ae shall in no event lead to a cumulative deduction of more than 25% reduction from the Selling Price.
1.22	“Non-Related Customer” shall mean a person, corporation, company or other entity that is not a Related Customer.
1.23	“Patents” shall mean patents (including all applications, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof).
1.24	“Related Customer” shall mean a person, corporation, company or entity that at any time during the term of this Agreement, directly or indirectly owns or controls Acquirer and /or sublicensee or any of their affiliates, is owned or controlled by Acquirer and/or sublicensee or any of their Subsidiaries or is under common control with Acquirer Acquirer and/or sublicensee or any of their Subsidiaries. For purposes of this definition
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

“control” of a corporation, company or other entity shall mean to have more than twenty five percent (25%) of the outstanding shares or securities representing the right to vote for the election of the board of directors or a similar managing authority or a supervisory board, or with regard to an entity which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association to have more than twenty five percent (25%) of the ownership interest representing the right to make decisions for such entity.

1.25	“Selling Price” shall mean with respect to each Licensed Product Sold one of the following:
1.25.1	When Sold by Acquirer, its Affiliates or its sublicensees to a Non-Related Customer, the Selling Price shall be the gross Selling price charged by Acquirer, its Affiliates or its sublicensees for Licensed Products Sold to such Non-Related Customer;
1.25.2	when Sold by Acquirer, its Affiliates or to its sublicensees to a person or entity that is a Related Customer, the Selling Price shall be the gross Selling price charged to the final Related Customer upon Sale of Licensed Products to a Non-Related Customer, but in no event less than the gross selling price that would be realized in a Sale to a purchaser transacting at arm’s length;
1.25.3	when retained by Acquirer, its Affiliates or its sublicensees for its/their own use, or when Sold by Acquirer, its Affiliates or its sublicensees to a Related Customer for its own use or under a lease, rent or other contract (except sale/purchase contracts) or those involving consideration other than monetary payments to Non-Related Customers or Related Customers, the Selling Price shall be the gross selling price which would be realized in a Sale to a purchaser transacting at arm’s length.
1.26	“Siemens Provided Sublicensees” shall mean any sublicensees to which Siemens has established a contact and materially contributed to establishing a contractual relationship in respect of Licensed Products between the Acquirer and such sublicensees, provided that the companies listed in Annex 4 shall in any case be Siemens Provided Sublicensees, if documented discussions regarding project GEAR have been held before the Effective Date already. With respect to companies not yet listed in Annex 4 due to confidentiality reasons, the names of these companies will be provided by Siemens within 2 months upon the Effective Date and the number shall be limited to a maximum of three). Siemens will upon written request (email sufficient) of Acquirer facilitate an initial introduction to any Siemens Provided Sublicensee.
1.27	“Sold”, “Sale”, “Sell” shall mean, in addition to their ordinary meaning, put into use, sold, leased, service rendered, licensed to the extent software is concerned or otherwise disposed of and a Sale shall be deemed to have occurred upon shipment/service rendered or invoicing, whichever occurs first.
1.28	“Subsidiary” shall mean a corporation, company or other entity now or hereafter directly or indirectly owned or controlled by a party but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

control of Acquirer exists. For purposes of this definition “control” of a corporation, company or other entity shall mean

(i)	to have more than fifty percent (50%) of the voting rights or outstanding shares or securities representing the right to vote for either the election of the board of directors or a similar managing authority, or a supervisory board, or
(ii)	if there are no outstanding shares or securities as may be the case in a partnership, joint venture or unincorporated association, to have more than fifty percent (50%) of the ownership interest representing the right to make decisions for such entity.
1.29	“Term” shall have the meaning as set forth in Section 11.1.
1.30	“Territory” shall mean worldwide.
1.31	“Third Party” shall mean any entity that is not an Affiliate of either Party.
1.32	“Transferred Assets” shall mean the assets listed in Annex 5.
1.33	“Transferred Patents” shall mean Patents listed in Annex 6.

Article 2 - Transfer of Transferred Patents & Transferred Assets

2.1	With effect as of the Effective Date, Siemens hereby sells and assigns to Acquirer the Transferred Patents and Transferred Assets. Acquirer hereby accepts the sale and assignment. Any and all other claims of Acquirer are, to the extent legally possible, hereby excluded.
2.2	Acquirer shall bear any cost related to the transfer of Transferred Patents and shall apply for a registration and transfer of ownership within five (5) weeks upon the Effective Date and receipt of the necessary documents from Siemens. The necessary documents shall contain all documents regarding the Transferred Patents that were provided in the data room as listed in Annex 12. With effect on the Effective Date Acquirer shall bear any cost that relate to Transferred Patents especially that occur during the prosecution process.
2.3	The Parties specifically agree that all licenses granted under Transferred Patents and Licensed IP or contractually promised to be granted under Transferred Patents and Licensed IP by Siemens or any of its Affiliates prior to the Effective Date remain unaffected and Acquirer agrees not to assert Siemens or any of its Affiliates for infringement of the Transferred Patents and Licensed IP and to assign such obligation in case any of the Transferred Patents will be transferred to a third party together with the obligation of such third party to guarantee that such obligation will continue to be in force in case of further transfers.
2.4	With effect as of the Effective Date, Siemens and its Affiliates hereby retain a perpetual, irrevocable, non-exclusive, worldwide, non-transferable and fully-paid-up
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

license to do any acts which would otherwise infringe the inventions underlying any of the Transferred Patents. Such license shall include without limitation the right to have products developed and manufactured and/or services performed by third parties as well as the sublicensable right to grant sublicenses.

Article 3 - Licenses granted by Siemens to Acquirer

3.1	Pursuant to the terms and conditions of this Agreement and subject to timely payment of the compensation set forth in Article 6 by Acquirer, Siemens hereby grants to Acquirer for the Term of this Agreement the non-transferable and Sole License (as defined in Section 3.6), with the right to sub-license as per Section 3.2 only, to use the Licensed IP and Documentation in the Contract Field and in the Territory to
3.1.1	Develop and manufacture products and render services (in each case with commercial and/or academic partners);
3.1.2	Sell Licensed Products
3.1.3	test, commission and conduct quality control;
3.1.4	have manufactured and/or have tested Licensed Products.
3.2	The license to “have manufactured/have tested” as under Section 3.1.4 is granted subject to the fulfilment of all of the following conditions in each case:
(i)	Disclosure by Acquirer of Licensed Know How to a third party manufacturing and/or testing within the Contract Field only;
(ii)	Prior to such aforementioned disclosure to a third party, such third party shall agree in writing with Acquirer on the following obligations. Siemens shall be a third party beneficiary to such agreement with the right to directly enforce all of the following obligations against such third party:
-	to use the Licensed Know How received only for the manufacture and/or testing within the Contract Field;
-	except for pre-approved (by Acquirer or Siemens) scientific publication, to treat confidential and not to disclose to any other third party any Licensed Know How received pursuant to a written undertaking the terms of which shall not be less stringent than the terms of Article 7; and
-	to return to Acquirer or destroy upon Acquirer’s and/or Siemens request all Licensed Know How received from Acquirer in writing or otherwise recorded (i.e. Documentation) as well as any and all copies made thereof except for one single copy to be kept with third party’s legal counsel. Notwithstanding the foregoing, nothing herein shall oblige third party to delete electronic copies made solely in the context of its standard data storage and back-up procedures.
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

(iii)	At the request of Siemens, Acquirer shall provide Siemens with a copy of the agreement between Acquirer and the third party;
(iv)	If it comes to the knowledge of Acquirer, that a third party manufacturing and/or testing for Acquirer infringes or violates one or more of the obligations under (i) and (ii) above, Acquirer shall without undue delay inform Siemens thereof in writing and enforce upon Siemens’ request and at Acquirer’s own costs all contractual and statutory rights and remedies available to prevent any further infringement.
3.3	Acquirer shall be entitled to sublicense the Licensed IP. Any such sublicense shall be subject to terms and conditions (including scope and limitations) not less stringent than those of this Agreement. Acquirer shall assume full responsibility for all actions of its respective sublicensees in such context. Siemens shall be a third-party beneficiary to such sublicense agreements with the right to directly enforce the obligations against such sublicensees. Upon request of Siemens, Acquirer shall provide to Siemens copies of all such sublicense agreements.
3.4	In addition to the rights and licenses granted in Section 3.1 and subject to the timely payment by Acquirer of the compensation set forth in Article 6, Siemens hereby grants to Acquirer in the Territory and for the Term of this Agreement, the Sole License to sub-license, to copy and/or modify and/or translate the Documentation and/or parts thereof, for the sole purpose of making use of the rights and licenses granted under Section 3.1.
3.5	Acquirer shall be entitled to develop, modify and/or improve the Licensed IP. Acquirer shall inform Siemens of any material improvements at an interval and in a manner to be mutually agreed between the Parties, however, in no case less frequent than once per calendar year. Acquirer shall continuously forward to Siemens the pertaining written or otherwise recorded technical information as soon as available to Acquirer.
3.6	The license granted as per Section 3.1 with respect to Licensed Know-How shall be a Sole License. For the purpose of this Article 3 Sole License shall mean that Siemens and its Affiliates continue to have all use rights but will upon the Effective Date not grant to any Third Party use rights to the Licensed Know-How in the Contract Field, except for those rights that were promised to be granted prior to the Effective Date and except to former Affiliates or former Affiliates businesses that become Third Parties after the Effective Date (whether by share deal or asset deal). Acquirer acknowledges and agrees that the Licensed Know-How underlies certain obligations of publication for non-commercial use as further described in Annex 3. Acquirer agrees to take over and coordinate all necessary activities related to the publication of such Licensed Know-How.

Article 4 - Supply of Documentation & Transferred Assets

4.1	Siemens shall supply Acquirer with one set of the Documentation and the Transferred Assets within 3 (three) months following the Effective Date, provided, however, that
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Siemens has received from Acquirer the first instalment of the lump-sum payment as set forth in Section 6.

The Documentation shall be provided electronically (e.g. via download from a server, email).

4.2	The Documentation to be supplied shall be in the metric system, in English or German language and in the same form as available at and used by Siemens.
4.3	Upon delivery of the Documentation and the Transferred Assets, a person delegated by Acquirer for that purpose shall be responsible to check the receipt of the Documentation and the Transferred Assets at Acquirer’s premises. Within thirty (30) Business Days after delivery of the Documentation, such Acquirer’s representative shall send to Siemens a corresponding reception certificate attesting good receipt and conformity of the delivered Documentation (hereinafter referred to as “Final Handover Certificate”).

Should it appear to Acquirer’s representative that any documents or assets are missing in the delivery of Documentation Acquirer shall notify Siemens thereof in writing within the above thirty (30) Business Days period indicating clearly the identified missing documents or assets. Siemens shall then send to Acquirer, within reasonable time of the receipt of the notification, any such missing documents or assets at Siemens’ costs. Upon receipt of the missing documents or assets, Acquirer’s representative shall immediately send the Final Handover Certificate to Siemens.

Should Acquirer’s representative not notify the existence of missing documents or assets or fail to send to Siemens the Final Handover Certificate within the thirty (30) Business Days period referred to above, the delivery of the Documentation and Transferred Assets concerned shall be deemed complete and duly received by Acquirer.

Article 5 - Training of Acquirers Personnel

5.1	In order to familiarize personnel of Acquirer with the Licensed Know How, Siemens shall provide for Acquirer’s personnel a training program based on the contents of the Documentation at Siemens’ facilities or at another location as determined by Siemens. The nature of the training, training program, training periods, the number of trainees, their qualification criteria and the number of Siemens’ instructors as well as the location of training and further details are listed in Annex 7. The training program shall be held in English or German. The consideration for the training program as above is set forth in Section 6.
5.2	Acquirer shall be responsible for and shall pay all such salaries, living allowances, insurances, travelling expenses including accommodation and other remuneration and expenses to which its personnel may be entitled to related to the training.
5.3	Acquirer’s personnel sent to the training shall have sufficient knowledge in the respective technical field in which they are to be trained. Such personnel shall also have
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

sufficient working knowledge of the English language. Interpreters, if necessary, shall be provided by Acquirer at Acquirer’s cost and after consultation with Siemens.

5.4	Acquirer’s personnel sent to training shall observe the security rules and regulations prevailing at the respective facilities. Siemens shall inform Acquirer’s personnel on such rules and regulations.
5.5	Reasonably in advance of each training period as specified in Annex 7, Acquirer and Siemens shall agree in writing on the specific date as well as on the number and qualification of trainees intended to be sent to attend such training in accordance with Annex 7. In setting forth the above, either Party shall use all reasonable efforts to comply with the interests of the other Party regarding availability of appropriately qualified personnel and its regular course of business and production.
5.6	Siemens’ obligation to train Acquirer’s personnel shall be subject to issuance of any required approvals, for example entry visas and working permits for Acquirer’s personnel.
5.7	Upon request of Acquirer and provided sufficient personnel capacity is available at Siemens, Siemens is prepared to train Acquirer’s personnel within 6 months as of the Effective Date of this Agreement with respect to Licensed Know How also in excess of the maximum extent stipulated in Annex 7, on terms and conditions defined in Annex 7.

Article 6 - Compensation

6.1	In consideration for the licenses, transfers and other rights granted to Acquirer, Acquirer shall pay to Siemens as follows:
A.	Lump sum payments:
6.1.1	a non-refundable lump sum of [***] Euro (EUR [***]-) on the date indicated in Section 6.2;
6.1.2	a non-refundable lump-sum in the amount of two hundred and fifty thousand Euro (EUR 250,000.-) on the date of CE marking for a first product containing at least one GEAR Marker;
6.1.3	a non-refundable lump-sum in the amount of five hundred thousand Euro (EUR 500,000.-) on the date approval in USA (e.g. FDA), or China, or Japan is received for a first product containing at least one GEAR Marker;
B.	Royalties for Sales of Acquirer & Affiliates
6.1.4	In addition, the following non-refundable running royalties shall be paid by Acquirer:
6.1.4.1	[***]% to [***]% of the Net Selling Price for each Licensed Diagnostics Product Sold by Acquirer or any of its Affiliates in any country of the world on or after the Effective Date by using the formula below:
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

For any Licensed Diagnostic Product Sold by Acquirer or any of its Affiliates the exact royalty shall be determined by the following formula, provided that the minimum royalty shall be [***]% and the maximum shall be [***]% of the Net Selling Price and provided in each case that at least one Gear Marker is used:

Royalty = Net Selling Price * [[***] * (Number of GEAR Markers used in the Licensed Diagnostic Product divided by the total number of Markers used in the Licensed Diagnostic Product) + [***]%]

Example [***] GEAR Markers out of [***] Markers lead to a royalty of [***]% of the Net Selling Price; see also further displayed in Annex 8.

6.1.4.2	[***]% of the Net Selling Price for each Licensed Product Gear Pipeline Sold by Acquirer or any of its Affiliates in any country of the world.
C.	Royalties for sublicensing proceeds
6.1.4.3	The following royalty regime shall apply for compensations received by sublicensees which are not Affiliates of Acquirer:
6.1.4.3.1	Acquirer shall pay [***]% of all Net Proceeds that are not R&D funding received for granting sublicenses within the scope of this Agreement outside the field of human diagnostics from any Siemens Provided Sublicensee.
6.1.4.3.2	Acquirer shall pay [***]% of all Net Proceeds that are not R&D funding received for granting sublicenses within the scope of this Agreement outside the field of human diagnostics from any sublicensee which sublicensee is not a Siemens Provided Sublicensee.
6.1.4.3.3	For Net Proceeds received from sublicensees within the field of human diagnostics, the royalty rates as per Sections 6.1.4.1 and 6.1.4.2 shall apply as minimum royalties and Siemens shall receive [***]% of all additional Net Proceeds from Siemens Provided Sublicensees and [***]% of all additional Net proceeds from sublicensees that are not Siemens Provided Sublicensees. Once the milestone payment as per 6.1.3 has been made the royalties to be paid to Siemens for sublicensees within the field of human diagnostics shall follow the rules as per 6.1.4.3.1 and 6.1.4.3.2 with the following exception: For products from sublicensees as per this section 6.1.4.3.3 which are being sold directly under a product approval (e.g. FDA) obtained by Acquirer or any of its Affiliates the royalties as per sentence one of this Section 6.1.4.3.3 shall apply. For the avoidance of doubt, for any sales of Acquirer’s Diagnostic Products via any of its distribution partners that are neither Affilliates, nor Related Customers nor sublicensees worldwide, the relevant basis for calculating Net Sales shall be Acquirer’s Net Sales to its distribution partners and not distribution partners’ end customer sales.
6.1.4.3.4	In case Acquirer grants a sole worldwide license outside therapeutic applications without being active in the licensed field himself (e.g. food safety or veterinary diagnostics) to only one sole sublicensee worldwide (“exclusive license”) the royalty rates as per Sections 6.1.4.1 and 6.1.4.2 shall apply as minimum royalties and Siemens
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shall receive [***]% of all additional Net Proceeds excluding R&D payments from Siemens Provided Sublicensees and [***]% of all additional Net Proceeds from sublicensees that are not Siemens Provided Sublicensees.

6.1.4.4	For the avoidance of doubt: Once a Licensed Product is compensated as a Licensed Diagnostic Product no additional royalties for such Licensed Products shall be due.

Notwithstanding the regulations in Section 6.1.4 the Parties agree that any kind of sublicensing shall be used by Acquirer in good faith and without the intention of providing Siemens with an unreasonably small share of the overall economics. The royalties are a substantial part of the anticipated compensation and shall also be considered a deferred compensation for the transfers and licenses granted herein. The Parties are aware that not all potential scenarios can be addressed and agree to find a commercially reasonable solution for both Parties in good faith prior to dispute resolution as per Article 14 in case any related dispute ever arises.

6.2	Statements and Payments
6.2.1	Acquirer shall
6.2.1.1	pay the lump sum as per Section 6.1.1 within thirty (30) days upon the Effective Date,
6.2.1.2	pay the lump sums as per Section 6.1.2 and 6.1.3 within thirty (30) days upon the date the payment is due as further described in Section 6.1.2 and 6.1.3,
6.2.1.3	within forty-five (45) days of the end of each calendar quarter, furnish Siemens with a written royalty statement covering such calendar quarter, signed by a duly authorized officer of Acquirer showing on a world-wide basis the number of Licensed Products Sold by Acquirer and its Affiliates and Net Proceeds received from sublicensees during the respective calendar quarter as well as the information as per Section 6.2.2 and
6.2.1.4	pay to Siemens the royalties due with regard to the Licensed Products Sold and Net Proceeds received from sublicensees in the respective quarter within thirty (30) days from the date of issuance of the respective invoice by Siemens.
6.2.2	The royalty statement as per Section 6.2.1.3 shall be in writing and include (i) a list of all separately identified types (by internal and traded model number and internal and traded name or equivalent distinguishing features) of Licensed Products Sold by Acquirer and its Affiliates during the respective calendar quarter, (ii) the entity (Acquirer or Affiliate) specified by name and address)) which has Sold the Licensed Products, (Hi) the non-related customer (specified by name and address) who received the Licensed Products Sold (iv) the number of Licensed Products Sold (v) the Net Selling Price of the Licensed Products Sold, (vi) any other information necessary to calculate the royalty owed by Acquirer according to Section 6.1 (e.g. nature and amount of deductions, exchange rate), (vii) the revenue (Net Selling Price x number of Licensed Product Sold), (viii) the Net Proceeds received from sublicensees, (ix) the royalty rate and (x) the royalty to be paid by Acquirer to Siemens per Licensed Product Sold (= amount due in (€)) and the accumulated royalty to be paid (= total amount due in (€))
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by Acquirer to Siemens for all Licensed Products Sold during the respective calendar quarter. Acquirer shall use the royalty statement template attached as Annex 9.

If neither Acquirer nor any of its Affiliates has Sold Licensed Products during said calendar quarter and no Net Proceeds were generated with sublicensees, then Acquirer shall provide to Siemens, written certification that no Sales have occurred or Net Proceeds were received.

6.2.3	All reports shall be sent by email as attachment in PDF format to Chris-tian.Wiesinger@siemens.com and in addition, as facsimile copy and registered letter to the following address of Siemens:

Siemens Technology Accelerator GmbH
Attn: Christian Wiesinger
Otto-Hahn-Ring 6
81739 Munchen Germany

6.2.4	Payments to be made by Acquirer to Siemens under or in connection with this Agreement shall be paid in Euros (€) to the following bank account of Siemens:

Bank: [***]

Beneficiary: [***]

IBAN: [***]

SWIFT: [***]

Reference: [***]

The above address or bank account details may be changed by providing written notice to the other Party in accordance with Section 16.4.

6.2.5	Royalties shall be paid in Euros (€).To the extent that the Net Selling Price for Licensed Products Sold by Acquirer or its Affiliates outside the countries having Euros as their national currency is charged by Acquirer or its Affiliates other than in Euros, Acquirer shall convert the portion of the royalty payable to Siemens from such Net Selling Price or Net Proceeds into Euros (€) at the official rate of exchange of the currency of the country from which the Net Selling Price was paid, as quoted by the U.S. Wall Street Journal (or the Chase Manhattan Bank or the European Central Bank or another agreed-upon source if not quoted in the Wall Street Journal) for the last business day of the calendar quarter in which such Licensed Products were Sold / Net Proceeds received.
6.2.6	If (i) Acquirer is in delay in making any payment due hereunder or (h) a royalty statement as per Section 6.2.2 is incorrect, Siemens shall be entitled to claim in case of (i) interest on such overdue payment from the date it was due until payment is received by Siemens and in case of (ii) interest on the amount of royalties which Acquirer failed to correctly report to Siemens from the point in time Siemens should have received the correct report according to Section 6.2 to the date the underpaid amount is received by Siemens, at the rate of five percent (5%) above the then current EURIBOR rate at the
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close of banking on such date, or on the first business day thereafter if such date happens to be a non-business day. The Parties agree that during the aforementioned periods, the license granted to Acquirer under Article 3 shall be suspended. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate.

6.3	Records and Audits
6.3.1	Acquirer shall keep accurate and complete books and records concerning any Licensed Products Sold under this Agreement and all data that are relevant for the calculation of the royalty. The books and records shall include, without limitation, the date of the transaction involving Sales of Licensed Products, the number of items Sold, Net Proceeds received, and any other data, including supporting information sufficient to evidence the accuracy of royalty statements sent to Siemens in accordance with Article 6.2.

Acquirer hereby agrees to cause its Affiliates and sublicensees by contractual arrangements to maintain and provide to Acquirer the books, records and supporting information as per the first paragraph of this Section 6.3.1. Acquirer’s agreements with its Affiliates and sublicensees shall expressly state that Siemens shall be entitled to enforce rights under Section 6.3.2 below not only against Acquirer but also directly against any of its sublicensees.

6.3.2	Siemens may, during normal business hours and not more frequently than twice per each calendar year and upon reasonable notice, cause an independent auditing firm to conduct an audit of Acquirer, its Affiliates and to the extent legally and factually permissible its sublicensees” books and records and supporting information reasonably relating thereto. Siemens shall inform Acquirer in writing of its intent to conduct an audit (hereinafter referred to as the “Audit Notice”) and request that - within ten (10) days of the Audit Notice - Acquirer name a date on which such audit can begin (“Audit Commencement Date”). The Audit Commencement Date shall not be later than 45 days after the date of Audit Notice. On the Audit Commencement Date, Acquirer shall itself provide — or, as the case may be, shall cause its Affiliates and to the extent legally and factually permissible sublicensees to provide - the auditor with unfettered access to all books and records required to be kept under this Agreement and all further books and records which, in the auditor’s opinion, are reasonably required in confirming the accuracy of the royalty paid or to be paid to Siemens in accordance with this Agreement. Acquirer ‘s failure to provide the auditor with all reasonably required books and records during an audit shall be deemed a breach of a material contractual obligation. Acquirer shall reasonably support such audit to ensure that the audit can be conducted in the most efficient manner possible, e.g. by providing the auditor free of charge with reasonable infrastructure (including office space, telephone and data communication access). Upon Siemens’ discretion, the period to be audited may comprise up to five (5) years. Reports and records once audited shall not be subject to a second audit. The findings of such auditor shall be binding on Acquirer, its Affiliates and to the extent legally and factually permissible its sublicensees. The cost of such audit shall be borne by Siemens, unless such audit determines that Acquirer has
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underpaid the royalties due hereunder by the lesser of (a) at least [***] percent ([***]%) of the royalty properly payable or (b) [***] Euros (€ [***]). Any payments made by Acquirer and any amounts payable with regard to Licensed Products reported by Acquirer after receipt of the Audit Notice and covering the time period intended to be the subject of the audit, other than those reported by Acquirer prior to the Audit Notice and/or invoiced by Siemens and/or paid by Acquirer after the Audit Notice but prior to the Audit Commencement Date, in each case in accordance with Section 6.2, shall be treated as if such payment obligations were determined by the audit and shall be deemed underpayments for purposes of allocating the auditing costs. Within ten (10) days of the date of issuance of the respective invoice by Siemens (“Underpayment Invoice”) Acquirer shall, in addition to paying the underpaid amount together with late payment charges, as set out in Section 6.2.1 above, pay the cost of such audit, if applicable. Acquirer shall itself preserve and maintain and shall cause its Affiliates and to the extent legally and factually permissible sublicensees to preserve and maintain all such books and records required for an audit for a period of five (5) years after the calendar quarter to which the books and records apply (but no more than two (2) years after any expiration or termination of this Agreement). If the auditor determines that the Acquirer has underpaid the royalties due hereunder and the Acquirer has not fully and timely paid the Underpayment Invoice, the auditor shall be entitled to disclose to Siemens all such information which is reasonably required to allow Siemens to enforce its rights against Acquirer, its Affiliates or to the extent legally and factually permissible its sublicensees (including but not limited to legal proceedings). All information acquired by Siemens from such audit shall be considered Confidential Information as defined in Section 1.7, however, such information may be used by Siemens in the enforcement of its rights against Acquirer or to the extent legally and factually permissible its sublicensees (including but not limited to legal proceedings), regardless of whether such information is Confidential Information or not.

Article 7 - Confidentiality

7.1	All Confidential Information shall
7.1.1	be used by the receiving Party exclusively for the performance of the obligations or purposes set forth in this Agreement, unless otherwise expressly agreed to in writing by the disclosing Party;
7.1.2	not be distributed or disclosed in any way or form by the receiving Party to anyone except to the employees of the receiving Party or those employees of its Affiliate and except to consultants, advisers, commercial or academic collaborators, or bankers advising the receiving Party and/or its Affiliates and/or sublicensees with relation to this Agreement (“Advisers”), who each of them reasonably need to know such Confidential Information for each Party’s performance of the obligations or purposes set forth in this Agreement and who are bound to confidentiality either by their employment agreement or otherwise in writing to an extent not less stringent than the obligations imposed on the receiving Party under this Agreement. Prior to any disclosure to an Affiliate or to an Adviser, the receiving Party must have in place a written agreement with such Affiliate or such Adviser imposing on such Affiliate or on
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such Adviser confidentiality obligations in respect of the Confidential Information not less stringent than the obligations imposed on the receiving Party under this Agreement;

7.1.3	be kept confidential by the receiving Party with the same degree of care as is used with respect to the receiving Party’s own equally important confidential information to avoid disclosure to any third party, but at least with reasonable care; and
7.1.4	remain the property of the disclosing Party, unless otherwise stipulated in this Agreement.
7.2	The obligations under Section 7.1 shall not apply, however, to any information which:
7.2.1	was in the receiving Party’s possession without confidentiality obligation prior to receipt from the disclosing Party;
7.2.2	is at the time of disclosure already in the public domain or subsequently becomes available to the public through no breach by the receiving Party of this Agreement;
7.2.3	is lawfully obtained by the receiving Party from a third party without an obligation of confidentiality, provided such third party is not, to the receiving Party’s knowledge, in breach of any confidentiality obligation relating to such information;
7.2.4	is developed by the receiving Party independently from Confidential Information or under the exceptions as set out in Section 7.2.1 - 7.2.3 or 7.2.5; or
7.2.5	is approved for release by written agreement of the disclosing Party.

The Party seeking the benefit of such exception shall bear the burden of proving its existence. For the avoidance of doubt, the Parties acknowledge that Documentation, and Licensed Know How constitute part of Siemens’ trade/commercial secrets and are neither in the public domain nor has Acquirer been in possession of any such Documentation and Licensed Know How prior to the disclosure by Siemens. Acquirer shall implement all measures necessary under the laws applicable to Acquirer in order to keep confidential and protect as trade/commercial secrets all Confidential Information as well as Acquirer’s Developments.

The receiving Party may disclose Confidential Information of the disclosing Party if the receiving Party is required to do so by any ruling of a governmental or regulatory authority or court or by mandatory law, provided that written notice of such ruling is given without undue delay to the disclosing Party so as to give the disclosing Party an opportunity to intervene and provided further that the receiving Party uses reasonable efforts to obtain assurance that the information will be treated confidential. Information which is disclosed in such way must be marked “Confidential”.

7.3	Notwithstanding the provisions of this Article 7, each Party has the right to disclose the other Party’s Confidential Information which it received under this Agreement subject to a written undertaking of the receiving Third Party to accept contractual obligations
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which are at least as stringent as the ones set forth in this Article 7—however, restricted to the extent such disclosure is necessary for the disclosing Party to make use of the rights granted to the disclosing Party under this Agreement (e.g. in cases of allowed sublicensing). Confidential Information which is disclosed in such way must be marked “Confidential”.

7.4	The receiving Party shall derive no rights of any kind, in particular no rights of prior use, from the fact that as a result of the Confidential Information it may possibly obtain knowledge of patentable inventions for which the other Party may possibly apply for registration of any kind of intellectual property right. Except as otherwise provided for this Agreement, the receiving Party shall not be entitled to file for patents or other statutory protection in any country based on or using any information received hereunder, and any such patent or statutory protection must be transferred to the disclosing Party upon its request and without any charge.
7.5	All information disclosed between the Parties including those exchanged electronically and/or on record-bearing media, as well as any copies thereof, shall, upon termination or expiration of this Agreement and respective written request of the disclosing Party, at the receiving Party’s discretion, either be returned to the disclosing Party or be destroyed by the receiving Party after termination or expiration of this Agreement. This shall not include copies of electronically-exchanged information of which a routine information technology backup has been made. The aforementioned request shall be made in writing by the disclosing Party to the receiving Party within ninety (90) days after expiration or termination of this Agreement. In case of a destruction, the receiving Party shall confirm in writing such destruction to the disclosing Party within fourteen (14) days after receipt of the respective request.

This Section 7.5 shall not apply to disclosed information or copies thereof which (i) the receiving Party is entitled to use after the expiration or termination of this Agreement, (ii) must be stored by the receiving Party or its Advisers according to mandatory law, provided that such information or copies thereof shall be subject to an indefinite confidentiality obligation according to the terms and conditions set out herein.

7.6	Acquirer’s Developments shall be kept confidential by Acquirer in accordance with the provisions of this Article 7 to the extent that the disclosure of such Acquirer’s Developments also leads to the disclosure of Siemens’ Confidential Information. With regard to Acquirer’s Developments for which Acquirer concludes that statutory protection would be appropriate and beneficial, Acquirer shall inform Siemens before disclosing any of such Acquirer’s Developments.

Article 8 - Reference to Siemens

8.1	Acquirer shall not mark products manufactured by Acquirer with any reference to Siemens or any of Siemens’ Affiliates.
8.2	Any rights in connection with the use of any commercial designation, any addendum which is used in connection with a commercial designation, any trademark or any
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domain incorporating, or relating to, any designation(s) “Siemens”, “Si”, any similar reference to the designation “Siemens”, any abbreviations thereof and/or any word or logo which in the reasonable opinion of Siemens is confusingly similar thereto are expressly excluded from any license or assignment under this Agreement.

Article 9 - Warranty and Liability

9.1	The Parties agree that the GEAR-asset including Licensed IP and Transferred Patents still is in the stage of development.
9.2	Siemens undertakes all reasonable efforts to transfer to Acquirer the Transferred Patents completely and within the time frame as foreseen in this Agreement.
9.3	Siemens undertakes all reasonable efforts to transfer to Acquirer the Documentation and the Transferred Assets completely and within the time frame as foreseen in this Agreement. During the first (1) year of this Agreement Siemens undertakes as Acquirer’s sole and exclusive remedy to use all reasonable efforts at its own costs to correct all errors, if any, found in the Documentation after receipt of a written notice by Acquirer specifying the error and to thereafter supply Acquirer with a corrected version of the deficient part of the Documentation.
9.4	Siemens does not give any representation or warranty, express or implied, and accepts no liability as to the validity or scope of protection of any of the Transferred Patents, Documentation and/or Licensed IP and shall have no liability in respect of any infringement of patents or other rights of third parties due to Acquirer’s operation under the licenses herein granted or under Transferred Patents, Documentation and/or Licensed IP and/or Transferred Assets.
9.5	To the Best IP Knowledge of Siemens, the Transferred Patents were diligently filed, maintained and fees were diligently paid.
9.6	To the Best Knowledge of Siemens there are currently neither product development or business unit funded activities utilizing GEAR (including GEAR Marker or Licensed Product Gear Pipeline) nor research projects using or intending to use GEAR (including GEAR Marker or Licensed Product Gear Pipeline).
9.7	Siemens will use reasonable efforts not to make available any non-publically available parts of the GEAR IP to any internal research or development projects within Siemens within three years upon the Effective Date.
9.8	To the Best IP Knowledge of Siemens, no licenses under Transferred Patents nor under Licensed IP that would materially negatively impact Acquirers’ ability to develop and exclusively commercialize Licensed Products in the Contract Field (cf. Annex 1) were granted or promised to be granted to the companies listed in Annex 10.
9.9	Siemens shall have no obligation hereunder to institute any action or suit against third parties for infringement of any of the Licensed IP or to maintain any of the Licensed IP.
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9.10	Nothing contained in this Agreement shall be construed as:
9.10.1	granting any right to either Party and/or its Affiliates to use the names, trade names or trademarks or other designations of the other Party and/or its respective Affiliates (including any contraction, abbreviation or imitation of any of the foregoing or any use within a license notice), or
9.10.2	an, express or implied, warranty or representation or liability as to the manufacture, sale, use or other disposition of or the quality or performance of products made by either Party and/or its Affiliates under the licenses and transfers herein granted.
9.11	Except as expressed or implied herein Siemens does not give any further warranty or assumes any responsibility or liability with respect to any Transferred Patents, Transferred Assets, Documentation and/or Licensed IP as to the validity or maintenance of any intellectual property rights licensed or transferred hereunder. In particular,
(i)	Siemens gives no warranty and assumes no responsibility or liability with respect to the ability of Acquirer to successfully use any technical information and Transferred Patents, Documentation and Licensed IP provided to Acquirer hereunder for the manufacture of products, rendering of services or for any further exploitation or implementation of licenses granted to Acquirer under this Agreement; and
(ii)	Siemens does not warrant that products manufactured or services rendered by the Acquirer achieve a certain standard of quality or level of performance and/or do not infringe intellectual property rights (including, but not limited to, patents and design patents) of third parties.
9.12	In no event shall Siemens be held liable by Acquirer for any indirect, incidental or consequential damages, loss of profit and/or loss of savings, regardless whether the claim is based on breach of contract, breach of warranty, tort or any other cause of action.
9.13	In any event the aggregate liability of Siemens with respect to all claims which Acquirer may lawfully make under this Agreement in any calendar year shall be limited to the royalties actually paid by Acquirer to Siemens as per Article 6 in such calendar year in which the claim first arises.
9.14	The provisions of this Article 9 shall survive for three (3) years after the termination or expiration of this Agreement.

WITHOUT LIMITING ANY OTHER DISCLAIMER MADE HEREUNDER, SIEMENS PROVIDES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE; OR ANY OTHER WARRANTY OF ANY KIND CONCERNING ANY MATTER COVERED BY THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY AND WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE.

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Article 10 - Force Majeure

Neither Party shall be held responsible or liable for the non-fulfilment of any of its obligations under this Agreement, provided and as long as such Party is hindered or prevented from fulfilment by any circumstances of “Force Majeure”, which are deemed to include any events which are internationally recognised as occurring beyond a persons or company’s reasonable control, such as, but not limited to, war, riot, strike, lock-out, flood, epidemics, other natural catastrophes, Acts of Government or terrorist attacks and provided that the Party directly frustrated notifies the other Party without delay and in writing or per telefax the beginning and end of any such circumstance of Force Majeure. The Party directly frustrated shall use all reasonable efforts to minimize the hindrance or prevention from such fulfilment. Should circumstances of Force Majeure uninterruptedly hinder or prevent a Party from fulfilment of any of its obligations hereunder for a period exceeding six (6) months, the other Party shall be entitled to ask for an appropriate amendment of this Agreement or to terminate this Agreement by three (3) months written notice. A declaration to this effect shall be disregarded, if said circumstances of Force Majeure cease to exist within such three (3) months period.

Article 11 - Effective Date, Term, Termination

11.1	This Agreement shall become effective upon the date on which the latter of the Parties has validly executed this Agreement (the “Effective Date”). Both Parties require the signatures of two duly authorized representatives for valid execution hereof. This Agreement shall remain in force until expired or terminated in accordance with the provisions of this Agreement (“Term”).
11.2	Unless earlier terminated as set forth in this Agreement, this Agreement shall continue in effect for a period of twenty (20) years from Effective Date. Subsequent to the 20 year term and provided that Acquirer has duly fulfilled its obligations under this agreement the licenses granted as per Article 3 shall become royalty free and perpetual.
11.3	This Agreement may be prematurely terminated in writing with immediate effect by a Party having such right as herein below provided - and notwithstanding any other rights such Party may have - upon the occurrence of one of the following events:
(i)	by either Party in the event that the other Party voluntarily files a petition in bankruptcy or has such a petition involuntarily filed against it (which petition is not discharged within thirty (30) days after filing), or is placed in an insolvency proceeding, or if an order is entered appointing a receiver or trustee or a levy or attachment is made against a substantial portion of its assets which order is not vacated within thirty (30) days from date of entry, or if any assignment for the benefit of its creditors is made;
(ii)	by either Party in the event that the other Party has failed in the performance of any material contractual obligation herein contained, provided that such default is not remedied to the first Party’s reasonable satisfaction within sixty (60) days after receipt of written notice by the other Party specifying the nature of such
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default and requiring remedy of the same and further provided that the first Party has not committed any antecedent breach.

11.4	Acquirer shall procure that all sublicenses granted to Subsidiaries shall automatically terminate with immediate effect upon termination/expiration of this Agreement.

Article 12 - Rights and Obligations after Termination / Expiration

12.1	In case of any termination of this Agreement, Acquirer shall immediately discontinue the use of the Licensed Know How and Documentation; except that Acquirer shall be entitled to complete those customer orders with respect to specific products, which Acquirer has received and confirmed prior to the date of termination. Acquirer shall pay the royalties due in connection therewith as stipulated in this Agreement.
12.2	Upon expiration of this Agreement Acquirer shall be entitled to continue using the Licensed IP without charge.
12.3	Termination of this Agreement shall not relieve a Party of any duty, claim or liability which has arisen or fallen due prior to termination.
12.4	Articles 7 (Confidentiality), 9 (Warranty and Liability), 12 (Rights and Obligations after Termination), 13 (Export Control), 14 (Dispute Resolution) and 15 (Applicable Law) shall survive any termination of this Agreement for as long as provided in the respective Articles. If there is no time limitation foreseen in the respective Articles, the survival shall be indefinitely.

Article 13 - Export Control

13.1	The performance of this Agreement may be subject to applicable export control provisions under various laws and regulations. Each Party shall comply with such laws and regulations.
13.2	In the event that the performance of this Agreement requires approval in accordance with the export applicable regulations, Siemens shall not be obliged to perform its obligations under this Agreement until and to the extent such approval has been obtained.
13.3	Each Party shall without undue delay take all necessary actions and steps to obtain such authorizations and licenses if and to the extent required to perform its obligations under this Agreement. Each Party further agrees to provide the other Party with such information and assistance as may reasonably be required by the other in connection with securing such authorizations or licenses, and to take timely action to obtain all required support documents.

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Article 14 - Dispute Resolution

14.1	Negotiations

If a dispute arises in connection with this Agreement, the responsible representatives of the Parties shall attempt, in fair dealing and good faith, to settle such dispute within six (6) weeks the latest. Upon request of a party a senior management representative of each Party shall participate in the negotiations. Each Party shall be entitled to terminate these negotiations by written notification to the other Party at any time.

14.2	Alternative Dispute Resolution

The Parties shall attempt to agree on a procedure for Alternative Dispute Resolution (ADR) and the applicable procedural rules (including time limits) within fourteen (14) days after a termination notice has been received by the other side. If the Parties fail to agree on such procedure within this time limit each Party shall be entitled to refer the dispute to arbitration pursuant to Section 14.3.

14.3	Arbitration
14.3.1	All disputes arising in connection with this Agreement which are not resolved pursuant to Section 14.1 or an ADR procedure, including any question regarding the termination or any subsequent amendment of the Agreement, shall be finally settled in accordance with the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (“ICC”).
14.3.2	If the value of the total matter in dispute, including the value of any counterclaims, is less than € 1 million, the tribunal shall consist of one arbitrator and if the value of the total matter in the dispute is € 1 million or more the tribunal shall consist of three arbitrators. If the Parties cannot agree whether or not the value is less than € 1 million, the ICC shall decide on the number of arbitrators on written request by one of the Parties.
14.3.3	If the tribunal consists of three arbitrators each Party shall nominate one arbitrator for confirmation by the ICC. Both arbitrators shall agree on the third arbitrator within thirty (30) days after their appointment. Should the two arbitrators fail to reach agreement on the third arbitrator within the thirty-day period, the ICC shall select and appoint the third arbitrator.
14.3.4	The seat of arbitration shall be Munich, Germany. The language to be used in the ADR and the arbitration proceeding shall be English or German if only German-speaking people are attending.
14.3.5	Any production of documents shall be limited to the documents on which each Party specifically relies in its submission(s).
14.3.6	Consolidation of arbitrations pending under the Rules into a single arbitration shall only be possible if the Parties have agreed to consolidation.
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14.3.7	The unsuccessful Party shall bear the costs of the arbitral proceedings. However, the arbitral tribunal may take into account the extent to which each Party has conducted the arbitration in an expeditious and cost-effective manner.

Article 15 - Applicable Law

The validity, interpretation and performance of this Agreement shall be controlled by and construed in accordance with the substantive law of Germany without reference to the substantive law of any other country. The application of the United Nations Convention on Contracts for the International Sale of Goods of 11 April 1980 shall be excluded.

Article 16 - Miscellaneous

16.1	No modification to, amendment of, or waiver of any provision of this Agreement shall be binding, unless made in writing and duly signed by the Parties which requires for Siemens the signature of two duly authorized representatives. Any waiver of this requirement for the written form shall likewise be in writing.
16.2	If this Agreement requires a notice or document to be “in writing” or “in written form”, such notice or document shall be duly signed by the sender by such person or persons duly authorized to legally bind the Party, and the signed notice or document shall be delivered, sent or transmitted to the other Party in its original form. For the avoidance of doubt electronic communication shall not qualify as a written notice or document.
16.3	Acquirer / Licensee will not assume any responsibility for any of the employee inventor compensation due under German ArbNErfG towards any present or former Siemens employees, with respect to Transferred Patents.
16.4	Except otherwise provided in this Agreement, communications between Siemens and Acquirer shall be given in writing, by post or by telefax, in the German or English language. The Parties each appoint the following contact persons, to whom information under this Agreement and other communication shall be addressed. Unless written notice of change was given the contact persons are:

If to Siemens to:

Siemens Technology Accelerator GmbH
Attn.: GeschaftsfUhrung, Dr. Jurgen Simon
Otto-Hahn-Ring 6
81739 Munich, Germany

with a copy to:

[***]

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If to Acquirer to:

Curetis GmbH
Attn.: Geschaftsfahrung, Oliver Schacht, Ph.D.
Max-Eyth-Str.42
71088 Holzgerlingen, Germany

With a copy to:

[***]

16.5	This Agreement (except for the right to receive payment) may not be assigned or transferred in any manner, except with the prior written consent of the other Party, such consent not to be unreasonably withheld. However, either Party may transfer this Agreement or rights and/or obligations resulting therefrom without prior written consent of the respective other Party as part of a transfer on the side of such Party of all or of a substantial part of the activities to which the subject matter of this Agreement pertains whether by sale, merger, consolidation or otherwise. In case of such a transfer the Party shall procure that the transferee, assignee or successor will comply with this Agreement. Siemens shall reasonably be entitled to delegate the performance of any services to be performed by Siemens under this Agreement to any Affiliate or reasonably qualified Third Party with prior written notice of Acquirer. Any transfer will be conducted in good faith and shall not be used as an instrument to avoid royalties.
16.6	If provisions of this Agreement are, or should become entirely or partially invalid or unenforceable, this shall not affect the validity or enforceability of the remaining provisions. The foregoing shall also apply if the Agreement contains any regulatory gap. Instead of the invalid or unenforceable provision, or in order to close the gap, a ruling shall be used, which, in so far as it is legally permissible, as closely as possible reflects the intentions of the Parties concluding the Agreement or, considering the meaning and purpose of the Agreement, the potential intensions of the Parties had they considered the point at the time of concluding the Agreement.
16.7	This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter and shall supersede and cancel all previous agreements, negotiations and commitments, either oral or written, relating hereto.

The Annexes to this Agreement form an integral part of this Agreement. In the event of conflicts between the provisions of the Annexes and those in the body of this Agreement, the provisions in the body of the Agreement shall take precedence over those in the Annexes unless the Annex expressly revokes the relevant Article in the body of the Agreement.

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16.8	No express or implied waiver by any of the Parties to this Agreement of any breach of any term, condition or obligation of this Agreement shall be construed as a waiver of any subsequent or continuing breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or of a different nature. Any waiver, consent, or approval of any kind regarding any breach, violation, default, provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.
16.9	Each Party agrees, upon reasonable request by the other Party to consent to the registration of this Agreement to the extent required by applicable law and without expense to this Party. Each Party waives any and all claims or defences arising by virtue of the absence of such registration that might otherwise limit or affect its obligations to the other Party.
16.10	Press releases and other information on the conclusion, the content and performance of this Agreement shall only be made available to third parties, particularly press agencies, with the prior written consent of the other Party, which shall not unreasonably be withheld. Notwithstanding the foregoing the Parties agree that upon execution of this Agreement Acquirer shall issue a press release substantially in the form of Annex 11 and inform all regulatory authorities of any stock price sensitive or material information as a publicly listed company.

[Balance of page left clear intentionally, signatures on the next page]

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Siemens Technology Accelerator GmbH

Place, Date: Munich, September 7, 2016 /s/ Patrick Fröse	/s/ Christian Wiesiner
Name: Patrick Fröse	Name: Christian Wiesiner
(Print)	(Print)

Title: Venture Director	Title: CFO

Curetis GmbH

Place, Date: Holzgerlingen, 7 September 2016 /s/ Oliver Schacht	/s/ Achim Plum
Name: Oliver Schacht	Name: Dr. Achim Plum
(Print)	(Print)

Title: CEO	Title: CCO

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Annex 1    Description of Contract Field

Methods, services, tools, devices, modes of action, compounds, and novel diagnostics and therapeutic approaches in the field of human, animal, and food diagnostics and the treatment and therapy of microbial infections in humans and animals based on identifying microorganisms and/or determining their potential resistance and/or sensitivity to antimicrobial compounds and/or compound classes and/or combinations thereof and/or other therapeutic interventions each of the above by determining nucleic acid sequences and their variations of such microorganism.

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Annex 2 List and contents of Documentation

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Annex 3     Description of Licensed Know How

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Annex 4    (Initial) Siemens Provided Licensees

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Annex 5    Transferred Assets

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Annex 6    List of Transferred Patents

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Annex 7    Training Program: Contents, requirements, schedules and conditions

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Annex 8    Example calculation

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Annex 9    LICENSEE ROYALTY STATMENT

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Annex 10    White List as per Section 9.8

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Press Release to be issued by Curetis immediately upon executing the Agreement

Curetis Acquires Patents and Rights to Genetic Antibiotic
Resistance and Susceptibility (GEAR) Database and Know-
How from Siemens

- Agreement gives Curetis worldwide rights to database and IP based on Next Generation Sequencing

- GEAR significantly enhances Curetis’ leading position in the area of genetic antimicrobial resistance biomarker testing

Amsterdam, the Netherlands, and Holzgerlingen, Germany, [September XX], 2016 --Curetis N.V. (the “Company” and, together with Curetis GmbH, “Curetis”), a developer of next-level molecular diagnostic solutions, today announced the signing of an asset acquisition agreement with the Siemens Technology Accelerator GmbH (STA). Under the terms of the agreement, Curetis has acquired sole commercial rights from STA to the GEAR Genetic Antibiotic Resistance and Susceptibility platform and database with all its content, numerous GEAR-related patents and patent applications, as well as all corresponding know-how. The deal gives Curetis sole worldwide product development and commercial rights, including the right to sublicense in the fields of human and animal diagnostics as well as food safety testing. Furthermore, Curetis has secured the sole rights to leverage the GEAR assets in collaboration with pharmaceutical companies for the development of novel antimicrobial drugs for human and animal health.

As consideration for these assets, STA will receive an undisclosed upfront payment from Curetis. Furthermore, Curetis will make undisclosed milestone payments for products including GEAR biomarkers upon first CE IVD marking and first FDA approval (or similar regulatory clearance), respectively. Also, there will be royalty payments to STA in industry-typical percentage ranges on future products based on use of the GEAR platform or GEAR biomarkers. Further financial details were not disclosed.

The state-of-the-art GEAR bioinformatics platform and database was developed and compiled in collaboration with two academic partners: The Institute of Clinical Molecular Biology (IKMB) at Kiel University that carried out the next generation sequencing (NGS) of bacterial isolates and the Clinical Bioinformatics Group of Saarland University headed by Prof. Dr. Andreas Keller that developed the bioinformatics platform and performed the computational analysis of 30 Terabyte of data underlying the GEAR database. GEAR allows users to assemble and annotate bacterial genomes from NGS raw data, identify genetic variations in those genomes and correlate those with the response of the respective bacterial strain to antibiotics. Currently, the GEAR database contains the entire DNA sequences as well as sensitivity data for 21 antibiotics of more than 11,000 bacterial strains isolated from patient samples across the world over the last three decades. It will allow Curetis to rapidly identify potential novel biomarkers, biomarker combinations, and algorithms predicting antibiotic resistance, as well as potential novel targets for antimicrobial drugs.

The acquisition of the GEAR database and patent estate adds significantly to the leadership position that Curetis has established in the area of genetic antimicrobial resistance biomarker

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testing with its Unyvero Application Cartridges. Curetis will further expand and mine the GEAR database in collaboration with leading academic institutions as well as pharmaceutical and diagnostics companies and leverage those into commercial products on its Unyvero Molecular Diagnostics platform and beyond.

“We are thrilled to have won in the competitive bidding process for this unique and exciting asset,” said Dr. Achim Plum, Chief Commercial Officer of Curetis. “With this platform, we are planning to build a network of strong and collaborative relationships with academics, clinicians and companies in the fields of diagnostics and pharmaceuticals alike. We will develop this repository into a valuable resource of antibiotic resistance biomarkers available to the global research community, while leveraging the proprietary nature of GEAR into our own Unyvero products and platform in the future.”

Oliver Schacht, CEO of Curetis, added, “Since our IPO, we have diligently executed on our commercial and product development plans. At the same time, we have kept our eyes open for strategic opportunities such as the GEAR acquisition. GEAR allows us to significantly expand the scale and scope of the Unyvero platform and complement it with NGS-based knowledge. GEAR will become an engine for even more comprehensive and differentiated content of antibiotic resistance biomarkers in our Unyvero products and allow us to stay on top of the development of cutting-edge molecular diagnostic products for critical hospital infections.”

Prof. Keller, one of the initiators of the project, highlighted the broad and unique character of GEAR: “The more than 11,000 whole bacterial genomes collected over three decades and across many countries in combination with culture-based phenotypic resistance profiles against 21 drugs enabled us to investigate multivariate genetic resistance mechanisms in a very comprehensive manner”. Prof. Keller also underlined that Curetis is a perfect partner for commercialization of tests for antibiotic resistance derived from GEAR: “We are convinced of the success of genetic antibiotic resistance tests and committed to support Curetis in their endeavor to improve care for patients suffering from bacterial infections”

About the GEAR Database and Assets:

The GEAR database includes genomic data of mostly Gram negative bacteria causing pneumonia, bloodstream infections, urinary tract infections, and gastric and wound infections. Samples were carefully selected across multiple geographies (USA, EU, Asia) and have been collected over three decades to reflect resistance development and variability over time. Sample collection was done at over 200 sites on 5 continents, with over 150 US institutes contributing. In addition to many of the most troublesome Gram negative bacteria, GEAR also includes S. aureus, demonstrating feasibility also for Gram positive bacteria.

Sample collection was designed to achieve significant statistical power with over 10,000 Gram negative bacterial strains and ca. 1,000 S. aureus (both MSSA and MRSA) strains tested. Overall, 21 antibiotic drugs in 182 different concentrations with all modes of action for resistance were tested for. Most commonly used drugs have been chosen by the former Siemens Microbiology Department. Antibiotic susceptibility testing (AST) reference methods as per CLSI (Clinical and Laboratory Standards Institute) guidelines were used and results interpreted according to EUCAST (European Committee on Antimicrobial Susceptibility Testing) guidelines. Seven out of nine

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combinations of bacteria and antibiotics identified as being of international concern by the WHO were analyzed in detail. Individual patent filings have been made for each bacteria for all antibiotics as well as certain method and process patents.

Next generation sequencing (NGS) was performed at one of the leading German Sequencing Centers (IKMB Institute of Clinical Molecular Biology in Kiel) on HiSeq 2000 and HiSeq 2500 Sequencers with over 300 Mio bases sequenced per sample. Taken together, 4 billionreads with 0.4 trillion bases were sequenced. Advanced bioinformatics approaches developed by the group of Prof. Dr. Andreas Keller, Chair for Clinical Bioinformatics, Saarland University, were employed to combine NGS results with AST data to identify potential novel and proprietary antibiotic resistance biomarkers and biomarker combinations.

GEAR enables a wide range of valuable clinical applications such as better genetic resistance testing for specific drug classes, broader syndromic resistance biomarker panels, and, in the future, potentially fully genetic antibiograms. It therefore can provide unique content for high-, medium-, and low-plexed MDx platforms.

Disclaimer
CAUTION - Investigational device. Limited by Federal (or United States) law to investigational use. The information contained in this communication does not constitute nor imply an offer to sell or transfer any product, and no product based on the Curetis Unyvero technology is currently available for sale in the United States of America or Canada. The analytical and clinical performance characteristics of any Curetis Unyvero product which may be sold at some future point in time in the U.S. have not yet been established.

About Curetis
Founded in 2007, Curetis is a molecular diagnostics company which focuses on the development and commercialization of reliable, fast and cost-effective products for diagnosing severe infectious diseases. The diagnostic solutions of Curetis enable rapid multi-parameter pathogen and antibiotic resistance marker detection in only a few hours, a process that today can take up to days or even weeks with other techniques.

To date, Curetis has raised EUR 44.3 million in an IPO on Euronext Amsterdam and Euron-ext Brussels and private equity funds of over EUR 63.5 million. The company is based in Holzgerlingen near Stuttgart, Germany. Curetis has signed collaboration agreements with Heraeus Medical and Cempra Inc. as well as several international distribution agreements covering many countries across Europe, the Middle East and Asia.

For further information, please visit www.curetis.com.

Legal Disclaimer
This document constitutes neither an offer to buy nor to subscribe securities and neither this document nor any part of it should form the basis of any investment decision in Curetis.

The information contained in this press release has been carefully prepared. However, Curetis bears and assumes no liability of whatever kind for the correctness and completeness of the information provided herein. Curetis does not assume an obligation of whatever kind to update

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or correct information contained in this press release whether as a result of new information, future events or for other reasons.

This press release includes statements that are, or may be deemed to be, “forward-looking statements”. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes”, “estimates”, “anticipates”, “expects”, “intends”, “may”, “will”, or “should”, and include statements Curetis makes concerning the intended results of its strategy. By their nature, forward-looking statements involve risks and uncertainties and readers are cautioned that any such forward-looking statements are not guarantees of future performance. Curetis’ actual results may differ materially from those predicted by the forward-looking statements. Curetis undertakes no obligation to publicly update or revise forward-looking statements, except as may be required by law.

Contact details

Curetis
Max-Eyth-Str. 42
71088 Holzgerlingen, Germany
Tel. +49 7031 49195-10

pr4curetis.com or iracuretis.com
www.curetis.com - www.unvvero.com

International Media & Investor Inquiries
akampion
Dr. Ludger Wess / Ines-Regina Buth
Managing Partners
info@akampion.com
Tel. +49 40 88 16 59 64
Tel. +49 30 23 63 27 68

U.S. Media & Investor Inquiries
The Ruth Group
Lee Roth
Iroth@theruthgroup com
Tel. +1 646 536 7012

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Annex 12    Documents on Transferred Patents as per Section 2.2

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